Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF THE SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INVENSENSE, INC.

The corporation organized and existing under and by virtue of the General Corporate Law of the State of Delaware does hereby certify:

FIRST:  That by unanimous written consent of the Board of Directors of the Corporation, filed with the minutes of the Corporation, resolutions were duly adopted setting forth the proposed amendment of the Amendment to Second Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The resolution setting forth the proposed amendment of Article IV(B)(5)(b) is as follows:

RESOLVED, that Article IV(B)(5)(b) of the Second Amended and Restated Certificate of Incorporation of the Corporation be, and it hereby is, amended and restated in its entirety to read as follows:

“(b)    Election of Directors. The authorized number of directors of the Company shall be fixed at seven (7).

(i)    The holders of shares of Series A Preferred Stock shall be entitled, voting separately as a single class, to elect two (2) directors of the Corporation (each a “Series A Designee” and collectively, the “Series A Designees”) at or pursuant to each meeting or consent of the Corporation’s stockholders for the election of directors, to remove from office each such Series A Designee, to fill any vacancy caused by the resignation or death of each such Series A Designee and to fill any vacancy (by unanimous consent if done in writing, or by majority vote otherwise) caused by the removal of each such Series A Designee.

(ii)    The holders of shares of Common Stock shall be entitled, voting separately as a single class, to elect two (2) directors of the Corporation (each a “Common Stock Designee” and collectively, the “Common Stock Designees”) at or pursuant to each meeting or consent of the Corporation’s stockholders for the election of directors, to remove from office each such Common Stock Designee, to fill any vacancy caused by the resignation or death of each such Common Stock Designee and to fill any vacancy (by unanimous consent if done in writing, or by majority vote otherwise) caused by the removal of each such Common Stock Designee; provided, however, that one such Common Stock Designee shall be the CEO of the Corporation; and provided further, that the other such Common Stock Designee shall be nominated by the holders of a majority of outstanding Common Stock of the Corporation and shall be reasonably approved in writing by the holders of a majority of outstanding shares of Series A Preferred Stock.

(iii)    The holders of shares of Preferred Stock shall be entitled, voting separately as a single class, to elect one (1) director of the Corporation (the “Series C Designee”) at or pursuant to each meeting or consent of the Corporation’s stockholders for the election of directors, to remove from office the Series C Designee, to fill any vacancy caused by the resignation or death of the Series C Designee and to fill any vacancy (by unanimous consent if done in writing, or by majority vote otherwise) caused by the removal of the Series C Designee.

(iv)    The holders of shares of Common Stock and Preferred Stock, voting together as a single class, shall be entitled to elect two (2) directors of the Corporation (each, an “Independent Designee” and collectively, the “Independent Designees”) at or pursuant to each meeting or consent of the Corporation’s stockholders for the election of directors, to remove from office an Independent Designee, to fill any vacancy caused by the resignation or death of an Independent Designee and to fill any vacancy (by unanimous consent if done in writing, or by majority vote otherwise) caused by the removal of such Independent Designee.

(c)    At any meeting held for the purpose of electing directors, the presence in person or by proxy (A) of the holders of a majority of the shares of the Series A Preferred Stock then outstanding, shall constitute a quorum for the election of directors to be elected solely by the holders of the Series A Preferred Stock, (B) of holders of a majority of the shares of Common Stock then outstanding shall constitute a quorum for the election of the directors to be elected solely by the holders of the Common Stock, and (C) of the holders of a majority of the shares of the Preferred Stock then outstanding, shall constitute a quorum for the election of directors to be elected solely by the holders of the Preferred Stock.”

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, the stockholders of the Corporation took action by executing a written consent in lieu of a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware to approve such amendment. The holders of a majority of the outstanding stock entitled to consent thereto have granted written consent with respect to such stock in favor of said amendment and restatement.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed this 15th day of July, 2009.

INVENSENSE, INC.

By:	/s/ Steven Nasiri
Steven Nasiri, President and CEO